EXHIBIT (j)(1)

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" and "Independent Registered Public Accounting Firm" in each Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment No. 68 to the Registration Statement (Form N-1A, No. 002-97596) of Van Eck Funds and to the incorporation by reference of our reports dated February 29, 2008 on Van Eck Emerging Markets Fund, Van Eck Global Hard Assets Fund, and Van Eck International Investors Gold Fund (three of the Funds of Van Eck Funds) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2007.


                                        ERNST & YOUNG LLP

New York, NY
April 21, 2008